CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Melissa Merrill
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600 (212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY EXECUTES ASSET PURCHASE AGREEMENT
TO ACQUIRE BAILEY BANKS & BIDDLE FROM ZALE CORPORATION

New York, NY, September 27, 2007 — Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today that it has executed an asset purchase agreement with Zale Corporation (NYSE: ZLC) and its subsidiaries for the acquisition of the assets and business of its Bailey Banks & Biddle division, a chain of 70 stand-alone retail stores operating in 24 states with a focus on the luxury market, offering jewelry and watches under high-end name brands.

The purchase price is $200 million, plus an inventory adjustment at the time of closing and the assumption of certain liabilities. The Company expects to finance the transaction through a new $550 million five-year revolving credit facility provided by GE Corporate Lending, which would replace its existing facility. GE Capital Markets, Inc. will act as the sole lead arranger for the financing.

Management’s preliminary assessment is that the acquisition should contribute sales of approximately $280 million to $300 million in the fiscal year ending January 31, 2009, which will be the first full year of operation following the expected completion of the transaction. After taking into account certain synergies of the transaction, and based on estimated EBITDA in the range of $23 million to $27 million, management expects the acquisition should generate earnings accretion in excess of $0.20 per diluted share in fiscal 2008. The Company plans to provide further financial details upon the closing of the transaction, which is expected to occur by the end of October 2007.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc., commented, “The acquisition of Bailey Banks & Biddle represents a landmark event for our Company. It fits extremely well into our strategy to grow and further diversify our business through acquisitions, and almost triples the number of stand-alone jewelry stores we operate. This transaction expands our presence in the luxury market and builds upon our Carlyle acquisition in 2005 and our Congress acquisition in 2006, increasing our luxury and better specialty business, including Bloomingdales and Lord & Taylor, to over $550 million.”

Mr. Reiner continued “We believe the high-end market, which has performed very well in recent years, will continue to be one of the most attractive segments of the jewelry business. Bailey Banks & Biddle is a premier brand and represents a significant expansion for Finlay in this luxury market. We have gained confidence and experience through our previous acquisitions. Further, we believe Finlay can achieve synergies and optimize Bailey Banks & Biddle’s overhead infrastructure by leveraging our merchandising talent, operational expertise and strong vendor relationships.”

The asset purchase agreement is subject to various customary closing conditions and obtaining certain consents. There can be no assurances that these conditions will be satisfied, or that consummation of this transaction will occur.

Lehman Brothers acted as exclusive financial advisor to Finlay Enterprises, Inc. for this transaction.

Finlay Enterprises, Inc. will host a conference call and webcast today, September 27, 2007, at 9:00 a.m. ET to discuss the transaction. To access the call, please dial 973-582-2710. The webcast will be available on the Company’s web site at www.finlayenterprises.com. A replay of the call will be available through October 4, 2007 and can be accessed approximately one hour after the end of the call by dialing 973-341-3080; pass code 9293420. A replay of the webcast will be available at www.finlayenterprises.com.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores primarily located in the southeastern United States and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $761.8 million in fiscal 2006. The number of locations at the end of the second quarter of fiscal 2007 totaled 725, including 33 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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